Exhibit 99

[Letterhead of Maier & Company]

NEWS RELEASE

CONTACT:	Gary S. Maier Maier & Company, Inc. (310) 442-9852

KEYSTONE AUTOMOTIVE INDUSTRIES

REPORTS RECORD SALES FOR SECOND QUARTER 2004 RESULTS

— Net Sales Climb 15 Percent for Three-Month Period; Same Store Sales Up 11 Percent —

POMONA, CA — November 10, 2003 — Keystone Automotive Industries, Inc. (Nasdaq:KEYS) today reported record sales for its fiscal second quarter and six months ended September 26, 2003.

The results during the first half of fiscal 2004 include four acquisitions and the establishment of two greenfield operations.

Net sales for the quarter increased 15.4 percent to $116.7 million from $101.1 million a year ago. Net income for the same period was $2.7 million, or $0.18 per diluted share, compared with $2.7 million, or $0.18 per diluted share, last year. Net income for the quarter included consolidation and other charges of $425,000 related to the company’s acquisitions and a $200,000 insurance recovery settlement for a fire loss claim. Excluding the charge and the recovery, net income for the quarter was $2.8 million, or $0.19 per diluted share.

Net sales for the six-month period increased 13 percent to $235 million compared with $208 million a year ago. Net income for the same period was $6.9 million, or $0.45 per diluted share, compared with $6.2 million, or $0.41 per diluted share, a year earlier. Excluding the charge and the recovery, net income for the six-month period was $7.0 million, or $0.46 per diluted share.

Charles J. Hogarty, president and chief executive officer, said, “Results for the second quarter and first half of fiscal 2004 show strength across all of the company’s main product groups, reflecting ongoing growth within the aftermarket collision repair business, increased insurance company participation and market acceptance of Keystone’s Platinum Plus private label aftermarket parts product offerings.”

Hogarty noted that same store sales for the second quarter and the six-month period increased 11 percent and 10 percent, respectively, compared with a year ago, after deducting same store sales increases from acquisitions and greenfields of four percent for the quarter and three percent for the six months.

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Keystone Automative Industries, Inc.

2-2-2

Gross margins for the second quarter and the six months were 43.1 percent and 43.4, respectively. Hogarty noted that the gross margin for the second quarter was impacted by increased nickel prices, which currently stand at a ten-year high, as well as higher freight expenses for overseas shipments The company utilizes nickel for its chrome bumper plating business. Hogarty added that gross margins were also impacted by lower production for its chrome and recycled plastic bumpers business, which affected the company’s ability to absorb overhead expenses. “We experienced some significant rework and higher related costs on certain types of bumpers during the quarter, due to the fact that certain new model vehicles require more labor and material due to a combination of textured and painted design features of the bumpers. These issues have been addressed by adapting new recycling processes and raising prices,” Hogarty said.

Since its fiscal year end in March, the company has converted an additional 34 distribution facilities to its new management information system, bringing to 45 the total number of conversions to date.

About Keystone

Keystone Automotive Industries, Inc. distributes its products in the United States primarily to collision repair shops through its 124 distribution facilities, of which 22 serve as regional hubs, located in 38 states, Canada and Mexico. Its product lines consist of automotive body parts, bumpers, and remanufactured alloy wheels, as well as paint and other materials used in repairing a damaged vehicle. These products comprise more than 19,000 stock keeping units that are sold to more than 25,000 repair shops throughout the nation.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements. The statements contained in this press release that are not historical facts are forward-looking statements based on the company’s current expectations and beliefs concerning future developments and their potential effects on the company. There can be no assurance that future developments affecting the company will be those anticipated by the company. Actual results may differ from those projected in the forward-looking statements. These forward-looking statements involve significant risks and uncertainties (some of which are beyond the control of the company) and are subject to change based upon various factors, including but not limited to the impact on the company as a result of (i) the cost, time and potential disruption of operations relating to the implementation of a new enterprise management information system which began in July 2002; (ii) the continuing impact of the verdict in the State Farm Mutual Automobile Insurance Company class action, which is on appeal; (iii) Keystone being named as defendant in an action by General Motors challenging the alleged use of certain of its trade marks; and (iv) the uncertainty involved in acquiring businesses and/or opening Greenfield operations. In addition, there can be no assurance that the momentum in sales and net income experienced during the last two years will be sustainable. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. For a more detailed discussion of some of the ongoing risks and uncertainties of the Company’s business, see the Company’s Form 10-K for the year ended March 28, 2003, on file with the Securities and Exchange Commission.

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(Tables follow)

Keystone Automotive Industries, Inc.

Condensed Consolidated Statements of Income

(In thousands, except share and per share amounts)

(Unaudited)

	Thirteen Weeks Ended September 26, 2003	Thirteen Weeks Ended September 27, 2002	Twenty-six Weeks Ended September 26, 2003	Twenty-six Weeks Ended September 27, 2002
Net sales	$116,663	$101,137	$234,763	$207,861
Cost of sales	66,393	57,259	132,962	117,509

Gross profit	50,270	43,878	101,801	90,352
Operating expenses:
Selling and distribution	36,028	30,353	70,700	62,168
General and administrative	10,311	9,356	20,660	18,398

Operating income	3,931	4,169	10,441	9,786
Other income	649	403	1,193	826
Interest expense	(166)	(134)	(340)	(265)

Income before income taxes	4,414	4,438	11,294	10,347
Income taxes	1,727	1,775	4,427	4,139

Net income	$2,687	$2,663	$6,867	$6,208

Per Common Share:
Net income per share:
Basic	$0.18	$0.18	$0.46	$0.42

Diluted	$0.18	$0.18	$0.45	$0.41

Weighted average common shares outstanding:
Basic	14,892,000	14,622,000	14,825,000	14,610,000

Diluted	15,233,000	15,081,000	15,137,000	15,126,000

Keystone Automotive Industries, Inc.

Condensed Consolidated Balance Sheets

(In thousands, except share amounts)

	September 26, 2003	March 28, 2003
ASSETS	(Unaudited)	(Note)
Current Assets:
Cash and cash equivalents	$3,096	$3,658
Accounts receivable, net of allowance of $1,445 at September 2003 and $1,291 at March 1997 at March 2003	38,982	39,753
Inventories, primarily finished goods	103,675	101,594
Other current assets	9,129	10,017

Total current assets	154,882	155,022
Plant, property and equipment, net	28,092	23,658
Goodwill	7,664	3,040
Other intangibles, net of accumulated amortization of $3,348 at September 2003 and $3,099 at March 2003	1,412	1,046
Other assets	9,192	9,043

Total assets	$201,242	$191,809

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Credit facility	$21,633	$16,606
Accounts payable	13,925	18,330
Accrued liabilities	11,985	12,992
Current portion of long-term debt	6	15

Total current liabilities	47,549	47,943
Other long-term liabilities	1,985	2,224
Shareholders’ Equity:
Preferred stock, no par value:
Authorized shares—3,000,000
None issued and outstanding	—	—
Common stock, no par value:
Authorized shares—50,000,000
Issued and outstanding shares 15,002,000 at September 2003 and 14,692,000 at March 2003 9,750,000 at March at 1997, at stated value	84,217	81,221
Warrant	236	236
Restricted Stock	150	—
Additional paid-in capital	2,271	2,269
Retained earnings	65,986	59,119
Accumulated other comprehensive loss	(1,152)	(1,203)

Total shareholders’ equity	151,708	141,642

Total liabilities and shareholders’ equity	$201,242	$191,809

Note: The balance sheet at March 28, 2003 has been derived from audited consolidated financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.